Exhibit 10.1

Execution Version

AGREEMENT

This Agreement (this "Agreement") is made and entered into as of December 31, 2020 by and between Tuesday Morning Corporation, a Delaware corporation (the "Company"), Osmium Partners, LLC and the entities and natural persons set forth in the signature pages hereto (collectively, the "Osmium Group") (each of the Company and the Osmium Group, a "Party" to this Agreement, and collectively, the "Parties").

RECITALS

WHEREAS, the Company has submitted for approval to the United States Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court") a Plan of Reorganization (the "Plan");

WHEREAS, the Company and the Osmium Group are Parties to that certain Backstop Agreement (the "Backstop Agreement"), dated as of November 16, 2020;

WHEREAS, the Company intends to undertake an offering to its stockholders and Osmium Group of rights to acquire shares of the Company's common stock (the "Common Stock") (the "Rights Offering"), whereby, pursuant to the terms and conditions thereof and the Backstop Agreement, the Osmium Group will acquire and be deemed to beneficially own a significant number of shares of Common Stock;

WHEREAS, as of the date hereof, the Company and the members of the Osmium Group have determined to come to an agreement relating to the composition of the Board of Directors of the Company (the "Board") following the successful completion of the Rights Offering and the purchase of shares of Common Stock by the Osmium Group in connection therewith and as to certain other matters, as provided in this Agreement, all to become effective as of closing of the transactions contemplated by the of the Company's Plan of Reorganization and the closing of the transactions contemplated by the Rights Offering and the Backstop Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.       Board Matters and Related Agreements.

(a)                 Board Matters. Pursuant to the Plan, at the effective time of the Plan, the terms of all of the current members of the Board (the "Current Directors") shall expire. Immediately following such expiration, and pursuant to the Plan, the size of the Board will be set at nine (9) directors and will include the following members: (i) Steven R. Becker, (ii) four (4) directors selected from the Current Directors to be mutually agreed upon by the Current Directors, the Osmium Group and the Equity Committee (together with Steven R. Becker, the "Continuing Directors"), (iii) three (3) directors selected by the Osmium Group (the "Osmium Directors ") and (iv) one director selected by the Equity Committee (the "EC Director"). Each of the Continuing Directors, the Osmium Directors and the EC Director shall be determined pursuant to the foregoing, subject to completion of the Company’s standard on-boarding procedures (including background and conflicts checks) satisfactory to the Company, and shall be named in the plan supplement, which is that certain compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan as further detailed in the Plan (the "Plan Supplement"), to the extent known at the time of filing the Plan Supplement. The Board shall take all necessary actions to nominate the Continuing Directors, the Osmium Directors and the EC Director for election at the 2021 annual meeting of stockholders (the "2021 Annual Meeting"). In the event that, prior to the 2021 Annual Meeting, (x) any of the Osmium Directors or the EC Director are unable to serve as a director, resigns as a director or are removed, the Osmium Group or the Equity Committee, as the case may be, shall have the right to recommend a replacement director to the Board, and (y) any of the Continuing Directors are unable to serve as a director, resign as a director or are removed, the Continuing Directors, after reasonable consultation with the Osmium Group and the Equity Committee, shall have the right to recommend a replacement director to the Board, and the Board shall appoint such recommended replacement director in each of (x) and (y) to the Board. The Board will recommend, support and solicit proxies for the election of the Osmium Directors and the EC Director in the same manner as for any other nominees of the Company at the 2021 Annual Meeting.

(b)                Triggering Event. Upon the occurrence of a "Triggering Event" (as defined below), the Board shall take all necessary action to increase the size of the Board to ten (10) directors, and the Osmium Group shall have the right to appoint one (1) additional director. A "Triggering Event" means (i) EBIT (as defined below) is below 70% of the EBIT projections for calendar year 2021, fiscal years 2022 or 2023 as set forth in the Company projections filed with the Bankruptcy Court on November 18, 2020 in the Plan (the "EBIT Test") or (ii) total Company Availability (as defined below) is below the greater of (x) $25 million and (y) 22.5% of the Line Cap (as defined below) (the "Availability Threshold"). "EBIT" shall mean the earnings of the Company before interest and taxes. A Triggering Event relating to the EBIT Test shall be measured based upon a review of the Company's financial results filed with the Securities and Exchange Commission. “Availability” and “Line Cap” shall have the meanings ascribed to them in that certain Senior Secured Super Priority Debtor-in-Possession Credit Agreement dated as of May 29, 2020 by and among the Company, Tuesday Morning, Inc., TMI Holdings, Inc., JPMorgan Chase Bank, N.A., as administrative agent, Well Fargo Bank, N.A., as syndication agent, and the lenders party thereto. A Triggering Event relating to the Availability Threshold shall only exist if the Availability Threshold is met for 30 (thirty) consecutive calendar days. The Company agrees to provide the Osmium Group and its representatives with such information as it reasonably requests in order for the Osmium Group to determine and verify whether a Triggering Event has occurred.

(c)                 Committees. At least one (1) Osmium Director shall be appointed to each committee of the Board. Each of the Nominating and Governance and Compensation Committees of the Board shall be comprised of four members, two (2) Osmium Directors selected by the Osmium Group and two (2) Continuing Directors selected by the Continuing Directors. One of the Osmium Directors on each of the Nominating and Governance and Compensation Committees shall be entitled to serve as the chairperson of such committees.

(d)                 Voting. Subject to applicable law, (i) all Board action shall be taken by majority vote of all directors present and (ii) all transactions involving the Osmium Group that have been approved by the Bankruptcy Court may be voted upon by the Osmium Directors, provided, however, that, with respect to any transaction involving a conflict of interest, the conflicted director may recuse himself or vote in his discretion after informing the Board of the conflict in accordance with any Company conflict of interest policies.

(e)                 Additional Agreements.

(i)                  Each member of the Osmium Group agrees that it will cause its controlled Affiliates and controlled Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms "Affiliate" and "Associate" shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the "Exchange Act") and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)                Each member of the Osmium Group agrees that it will appear in person or by proxy at the 2021 Annual Meeting and vote all shares of Common Stock of the Company beneficially owned by the Osmium Group at such meeting (x) in favor of the election of the director nominees recommended by the Board, (y) in favor of all proposals submitted to the Company's stockholders that are recommended by the Board, and (z) against all proposals submitted to the Company's stockholders that are not recommended by the Board; provided, however, that to the extent that the recommendation of both Institutional Shareholder Services Inc. ("ISS") and Glass Lewis & Co., LLC ("Glass Lewis") differs from the Board's recommendation with respect to any matter other than nominees for election as directors to the Board, the Osmium Group shall have the right to vote in accordance with the recommendation of ISS and Glass Lewis with respect to such matters.

(iii)              Prior to appointment to the Board, and in a form and substance reasonably acceptable to the Company, the Osmium Directors and the EC Director will promptly submit to the Company (i) a completed copy of the Company's standard director & officer questionnaire and (ii) a written acknowledgement that the Osmium Directors and the EC Director agree to comply in all material respects with all policies, codes and guidelines applicable to all directors of the Company, including those regarding confidentiality, as such may be amended from time to time.

(iv)               The Company agrees that, without the prior approval of the Osmium Group, it will not make any change to the Company's Certificate of Incorporation, Bylaws or other similar constitutive documents of the Company in order to interpose stockholder takeover defenses; provided, however, that the Company may take such actions as the Board deems reasonably necessary in order to maintain and preserve any net operating losses of the Company, including maintaining the Company’s current tax benefit preservation plan.

(v)                Each of the Osmium Directors and the EC Director shall be compensated for his or her services as a director and shall be reimbursed for his or her expenses on the same basis as all other non-employee directors of the Company and shall be eligible to be granted equity-based compensation on the same basis as all other non-employee directors of the Company.

(vi)               Each of the Osmium Directors and the EC Director shall be entitled to the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time, including entering into the Company’s standard form of indemnification agreement with each of the Osmium Directors and the EC Director.

(vii)             In the event that the Osmium Group does not acquire at least sixteen million dollars ($16,000,000) of Common Stock by the conclusion of the Rights Offering pursuant to the Backstop Agreement, (x) one (1) of the Osmium Directors shall immediately tender his resignation to the Board and (y) Section 1(b) hereof shall be null and void in all respects.

2.       Standstill Provisions.

(a)  For purposes of this Agreement, "Standstill Period" shall mean the period from the date of execution of this Agreement until the date that is the first day to submit stockholder director nominations for the 2022 annual meeting of stockholders pursuant to the Company's Bylaws as in effect on the date of execution of this Agreement.

(b)  Each member of the Osmium Group agrees that during the Standstill Period, neither it nor any of its controlled Affiliates or controlled Associates will, and it will cause each of its controlled Affiliates and controlled Associates not to, directly or indirectly, in any manner:

(i)                  except as contemplated by the Backstop Agreement, purchase or otherwise acquire beneficial ownership of Common Stock in excess of the number of shares (including warrants) beneficially owned by the Osmium Group at the time of the Company's emergence from bankruptcy; provided, that, subject to any restrictions reasonably imposed by the Board in order to maintain the Company's net operating losses (including maintaining the Company’s current tax benefit preservation plan) and customary limitations on trading during blackout windows, if the Osmium Group at any time has beneficial ownership of less than 35% of the issued and outstanding shares of Common Stock, the Osmium Group may purchase up to that number of additional shares of Common Stock such that its' beneficial ownership (excluding the exercise of any warrants) is equal to 35% of the issued and outstanding Common Stock of the Company;

(ii)                engage in any solicitation of proxies or consents or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities;

(iii)              form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a "group" that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of any member of the Osmium Group to join the Osmium Group following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iv)               deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of the Osmium Group and otherwise in accordance with this Agreement;

(v)                other than as set forth in Section 2(b)(i), engage in any short sale or purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including, without limitation, any put or call option or swap transaction) with respect to any security (other than a board-based market basket or index) that includes, related to or derives any significant part of its value from a decline in the market price or value of the securities of the Company;

(vi)               seek, or encourage any person, to submit nominations in furtherance of a "contested solicitation" for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors (except as provided for in Section 1);

(vii)              (A) call or seek to call or request the call of any meeting of stockholders, including by written consent, (B) seek, alone or in concert with others, representation on, or nominate or publicly recommend any candidate to, the Board, except as specifically set forth in Section 1, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) make a request for any stockholder list or other similar Company books and records, (G) make any proposal for consideration by stockholders at any meeting of stockholders, or by written consent, (H) make any offer or proposal (with or without conditions) with respect to any tender offer, merger, acquisition, recapitalization, restructuring, liquidation, disposition, distribution, spin-off, asset sale, joint venture or other business combination involving the Company (an "Extraordinary Transaction"), or encourage, initiate or support any other third party with respect to any of the foregoing, (I) make any public communication in opposition to any Extraordinary Transaction approved by the Board or (J) otherwise acting alone, or in concert with others, seek to control the governance or policies of the Company; provided, however, that nonpublic proposals or communications may be made to the Board without violating the provisions of this Section 2; and provided, further, that, notwithstanding anything herein to the contrary, if stockholders of the Company, other than the Osmium Group and its Affiliates, submit written consents to the Company with respect to matters permitted by written consent of stockholders, and such holders own a sufficient number of shares of Common Stock that, if taken together with the shares of Common Stock owned by the Osmium Group, would constitute a majority of the outstanding shares of Common Stock, then the Osmium Group, at its election, also may submit written consents and take other action otherwise prohibited by the provisions of subparagraphs (vii) and (viii) in support of such action by the other stockholders;

(viii)             seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders or by written consent, except in accordance with Section 1;

(ix)                make any public statement other than in support of the recommendations of the Board regarding how any member of the Osmium Group intends to vote or instructing other stockholders how to vote;

(x)                 make any public disclosure regarding any intent or proposal with respect to the Board, the Company, its management or policies, any of its securities or assets or agreement that is inconsistent with the provisions of this Agreement;

(xi)                institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by the Osmium Group to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against the Osmium Group, and (C) the exercise of statutory appraisal rights; provided, that the foregoing shall not prevent any member of the Osmium Group from responding to or complying with a validly issued legal process;

(xii)             enter into any negotiations, arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any third party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xiii)           take any action challenging the validity or enforceability of this Section 2 or this Agreement, or make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(xiv)           disclose any intention, plan or arrangement inconsistent with any provision of this Section 2.

(c)  Notwithstanding anything herein to the contrary, nothing in this Section 2 shall be deemed to in any way restrict or limit the Osmium Directors or the EC Director from, in their capacities as members of the Board, privately expressing or advocating for their views to the Company, other members of the Board or during Board meetings.

3.       Representations and Warranties of the Company.

The Company represents and warrants to the Osmium Group that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4.         Representations and Warranties of the Osmium Group.

Each member of the Osmium Group represents and warrants, severally and not jointly, to the Company that (a) the authorized signatory of such member of the Osmium Group set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member thereto, (b) this Agreement has been duly authorized, executed and delivered by such member of the Osmium Group, and is a valid and binding obligation, enforceable against such member of the Osmium Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such member of the Osmium Group as currently in effect, (d) the execution, delivery and performance of this Agreement by such member of the Osmium Group does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to such member of the Osmium Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, the Osmium Group is deemed to beneficially own in the aggregate 2,050,000 shares of Common Stock, and (f) as of the date hereof, except as contemplated by the Backstop Agreement, the Osmium Group does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement), and (g) the Osmium Group will not, directly or indirectly, compensate or agree to compensate the Osmium Directors for their service as nominees or directors of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5.       Expenses.

Except for such fees and expenses agreed to be paid by the Company to the Osmium Group pursuant to the Plan and the Backstop Agreement, each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

6.        Specific Performance.

The Osmium Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Osmium Group (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the "Moving Party"), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.          Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.         Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Tuesday Morning Corporation
6250 LBJ Freeway
Dallas, TX 75240
Attn: General Counsel
Telephone: (972) 387-3562
Facsimile: (972) 934-7231
Email: BZeterberg@TuesdayMorning.com

With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave., Suite 3400
Los Angeles, CA 90071 Attn: Brian J. McCarthy Telephone: (213) 687-5070
Facsimile: (213) 621-5070
Email: Brian.McCarthy@skadden.com

If to the Osmium Group or any member thereof:	Osmium Partners, LLC Attn: John H. Lewis
Telephone: (415) 747-8698
Email: jl@osmiumpartners.com

With a copy (which shall not constitute notice) to:	Morrison & Foerster LLP 425 Market St.
San Francisco, CA 94105 Attn: Murray Indick
Telephone: (415) 268-7096

Email: MIndick@mofo.com

Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Tel: (415) 439-1400
Facsimile: (415) 439-1500
Attn: Noah D. Boyens
Email: noah.boyens@kirkland.com

9.       Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.       Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or, if earlier, until such time as the other Party or any of its subsidiaries, affiliates (not including portfolio companies of the Osmium Group for all purposes of this Section 11 (provided, however, that such portfolio companies may not take any action prohibited by this Section 11 at the direction of a Party restricted under this Section 11 if such Party would otherwise be restricted from taking such action directly)), successors, assigns, officers, key employees or directors shall have breached this Section 11, neither it nor any of its respective, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, defame or slander the other Parties or such other Parties' subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party's subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party's subsidiaries who no longer serves in such capacity following the execution of this Agreement), or employees, or any of such other Parties’ businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), or employees,. This Section 11 shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.

12.       Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

   This Agreement and the Backstop Agreement contains the entire understanding of the Parties hereto with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein and in the Backstop Agreement. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Osmium Group. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Osmium Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of an authorized representative of the Osmium Group. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

TUESDAY MORNING CORPORATION

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer

[Signature Page to Agreement]

OSMIUM PARTNERS, LLC

By:	/s/ John H. Lewis
Name: John H. Lewis
Title: CEO/CIO

OSMIUM PARTNERS (LARKSPUR SPV), LP

By:	Osmium Partners, LLC,
its General Partners

By:	/s/ John H. Lewis
Name: John H. Lewis
Title: CEO/CIO

[Signature Page to Agreement]